UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 11, 2003 Date of Report (Date of earliest event reported)

ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-5664	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO		80202-1132
(Address of principal executive offices)		(Zip Code)

303-573-1660 (Registrant's telephone number, including area code)

Item 9.	Regulation FD Disclosure

The following information is furnished pursuant to Item 9 "Regulation FD Disclosure."

On November 11, 2003, Royal Gold, Inc. announced a fifty percent increase in it's dividend and changed the dividend payment from semiannual to quarterly.  The information contained in the press release dated November 11, 2003, regarding the Company's dividend is incorporated herein by reference and is filed as Exhibit 99.1 hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross
Name:	Karen Gross
Title:	Vice President & Corporate Secretary

Dated: November 11, 2003
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INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 11, 2003, "Royal Gold Increases Dividend Fifty Percent."
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Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Stanley Dempsey, Chairman and CEO Karen Gross, Vice President & Corporate Secretary (303) 573-1660
ROYAL GOLD INCREASES DIVIDEND FIFTY PERCENT

          DENVER, COLORADO. NOVEMBER 11, 2003: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that its Board of Directors decided to increase the dividend and change the payment date of the Company's semiannual dividend from US$0.05 to a quarterly dividend of US$0.0375 per share of common stock. The Board also declared the dividend of US$0.0375 per share will be payable on January 16, 2004, to shareholders of record at the close of business on January 2, 2004.

          The newly declared dividend is 50% higher than the dividend paid in Royal Gold's fiscal year 2003. Stanley Dempsey, Chairman and CEO, said "Royal Gold is enjoying greater revenues because of higher gold prices and contribution from our newly acquired royalties at Goldstrike and Leeville. We believe shareholders should share directly in these results. I am pleased that we have been able to pay dividends for five years, and to steadily increase the dividend over time."

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol "RGLD" and on the Toronto Stock Exchange, under the symbol "RGL." The Company's web page is located at www.royalgold.com.

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